Exhibit 99.1


      The Bon-Ton Stores, Inc. Announces Quarterly Cash Dividend


    YORK, Pa.--(BUSINESS WIRE)--Nov. 22, 2006--The Bon-Ton Stores, Inc. (Nasdaq: BONT) today announced the Board of Directors declared a cash dividend of 2 1/2 cents per share on the Class A Common Stock and Common Stock of the Company payable January 16, 2007 to shareholders of record as of January 2, 2007.

    The Bon-Ton Stores, Inc. operates 275 department stores and seven furniture galleries in 23 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner's, Boston Store, Carson Pirie Scott, Elder-Beerman, Herberger's and Younkers nameplates and, under the Parisian nameplate, one store in each of Indianapolis, Indiana and Dayton, Ohio and two stores in the Detroit, Michigan area. The stores offer a broad assortment of brand-name fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company's website at www.bonton.com/investor/home.asp.

    Statements made in this press release, other than statements of historical information are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally, additional competition from existing and new competitors, uncertainties associated with opening new stores or expanding or remodeling existing stores, risks related to the Company's integration of the business and operations comprising the recently-acquired Carson's and Parisian stores, the ability to attract and retain qualified management, the dependence upon key vendor relationships and the ability to obtain financing for working capital, capital expenditures and general corporate purposes. Additional factors that could cause the Company's actual results to differ from those contained in these forward-looking statements are discussed in greater detail in the Company's periodic reports filed with the Securities and Exchange Commission.



    CONTACT: The Bon-Ton Stores, Inc.
             Mary Kerr
             Vice President
             Public & Investor Relations
             717-751-3071